Filed pursuant to Rule 433(d)

Registration Statement No. 333-151821-03

FINAL TERM SHEET, dated April 14, 2010

$708,189,000

John Deere Owner Trust 2010

Issuing Entity

$ 224,000,000	Class A-1	0.34384% Asset Backed Notes
$ 147,000,000	Class A-2	0.72% Asset Backed Notes
$ 267,000,000	Class A-3	1.32% Asset Backed Notes
$ 70,189,000	Class A-4	2.13% Asset Backed Notes

John Deere Receivables, Inc., Seller and Depositor

John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)	Class A-2 Notes(1)	Class A-3 Notes(1)	Class A-4 Notes(1)

Principal Amount	$224,000,000	$147,000,000	$267,000,000	$70,189,000

Per Annum Interest Rate	0.34384%	0.72%	1.32%	2.13%

Final Scheduled Payment Date	May 16, 2011	July 16, 2012	May 15, 2014	October 17, 2016

Initial Public Offering Price	100.00000%	99.99713%	99.98557%	99.98920%

Ratings (Moody’s/Fitch)	Prime-1/F1+	Aaa/AAA	Aaa/AAA	Aaa/AAA

Payment Date	Monthly, beginning May 17, 2010 (subject to the business day convention)	Monthly, beginning May 17, 2010 (subject to the business day convention)	Monthly, beginning May 17, 2010 (subject to the business day convention)	Monthly, beginning May 17, 2010 (subject to the business day convention)

Weighted Average Life(2)	0.37	0.99	2.00	3.21(3)

CUSIP	47787A AB3	47787A AC1	47787A AD9	47787A AE7

(1)	Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans and other similar retirement plans and arrangements that are subject to ERISA or to Section 4975 of the Code.
(2)	Pricing speed: 16% CPR
(3)	Pricing speed: 16% CPR (with a 10% clean-up call)

Trade Date: April 14, 2010.

Expected Settlement Date: April 22, 2010.

Initial Note Value: $747,429,380 (discount rate: 4.70%)
Certificate Principal Amount: $39,240,380
Initial Reserve Account Deposit: $9,342,867
Specified Reserve Account Balance: $14,948,588

J.P. Morgan			BofA Merrill Lynch
BBVA Securities
Citi
Santander
TD Securities

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-669-7629.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.